Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2021, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries, and the effectiveness of Honeywell International Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

October 22, 2021